EXHIBIT 18.1

LETTER: RE: CHANGE IN ACCOUNTING PRINCIPLE

November 15, 2004

Duke Capital LLC

526 South Church Street

Charlotte, North Carolina 28202

Dear Sirs/Madams:

At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 2004, of the facts relating to the change in the date of the annual goodwill impairment test under Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, for the Duke Energy Field Services segment. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of Duke Capital LLC, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of Duke Capital LLC and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2003. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Duke Capital LLC or on the financial position, results of operations, or cash flows of Duke Capital LLC and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 2003.

Yours truly,

DELOITTE & TOUCHE LLP

Charlotte, North Carolina

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